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Exhibit 23.3

ORCHARD PARTNERS, INC. Fairness Opinions, Business Appraisals, Advice in M&A

339 Main Street Concord, MA 01742 jjohnson@orchardpartnersinc.com (978) 369-8200

September 5, 2006
Mr. Keith Seidman
Chief Financial Officer
Acme Packet, Inc.
71 Third Avenue
Burlington, MA 01803

Dear Mr. Seidman

We hereby consent to the inclusion in the registration statement on Form S-1 of Acme Packet, Inc. for the registration of shares of its common stock and any amendments thereto (the "Registration Statement") of references to our reports relating to the valuation of the common equity of Acme Packet, Inc. and to references to our firm's name therein. In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
Orchard Partners, Inc.
By: /s/ Joel F. Johnson
Joel F. Johnson
Principal

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  Exhibit 23.3